Exhibit 99.1

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The words “anticipates”, “may”, “can”, “believes”, “expects”, “projects”, “intends”, “likely”, “will”, “to be” and other expressions that are predictions of or indicate future events, trends or prospects and which do not relate to historical matters identify forward-looking statements.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of GHL Acquisition Corp. (“GHQ”) and/or Iridium Holdings LLC (“Iridium”) to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. All statements other than statements of historical fact are statements that could be deemed forward-looking statements.  These risks and uncertainties include, but are not limited to, uncertainties regarding the timing of the proposed transaction with Iridium, whether the transaction will be approved by GHQ’s stockholders, whether the closing conditions will be satisfied (including receipt of regulatory approvals), as well as industry and economic conditions, competitive, legal, governmental and technological factors.  There is no assurance that GHQ’s or Iridium’s expectations will be realized.  If one or more of these risks or uncertainties materialize, or if our underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  Except for our ongoing obligations to disclose material information under the Federal securities laws, we undertake no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made with respect to a proposed acquisition and related transactions involving GHQ and Iridium.  In connection with these proposed transactions, GHQ intends to file with the Securities Exchange Commission (“SEC”) a preliminary proxy statement and to mail a definitive proxy statement and other relevant documents to GHQ’s stockholders.  The information contained in this communication is not complete and may be changed.  Before making any voting or investment decisions, GHQ’s stockholders and other interested persons are urged to read, when it becomes available, GHQ’s preliminary proxy statement, and any amendments thereto, and the definitive proxy statement in connection with GHQ’s solicitation of proxies for the special meeting to be held to approve the acquisition and any other relevant documents filed with the SEC because they will contain important information about Iridium, GHQ and the proposed transactions.  The definitive proxy statement will be mailed to GHQ stockholders as of a record date to be established for voting on the proposed acquisition.  Stockholders and other interested persons will also be able to obtain a copy of the preliminary and definitive proxy statements once they are available, without charge, at the SEC’s web site at http://www.sec.gov or by directing a request to:  GHQ Acquisition Corp., 300 Park Avenue, 23rd Floor, New York, New York, telephone: (212) 372-4180.

GHQ also intends to launch a tender offer for its common shares which tender offer will be expected to close concurrent with the closing of the acquisition of Iridium.  The tender has not yet commenced. This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of GHQ. Upon commencement of the tender offer, GHQ will file with the SEC a tender offer statement on Schedule TO and related exhibits, including the offer to purchase, letter of transmittal and other related documents. GHQ stockholders and other investors should read these materials carefully when such documents are filed and become available, as they will contain important information about the terms and conditions of the tender offer. Stockholders and other interested persons will also be able to obtain these documents once they are available, without charge, at the SEC’s website at http://www.sec.gov, or by directing a request to : GHQ Acquisition Corp., 300 Park Avenue, 23rd Floor, New York, New York, telephone: (212) 372-4180.

PARTICIPANTS IN THE SOLICITATION

GHQ and its directors and officers may be deemed to be participants in the solicitation of proxies to GHQ’s stockholders in connection with the acquisition.  A list of the names of those directors and officers and a description of their interests in GHQ is contained in GHQ’s report on Form 10-K for the fiscal year ended December 31, 2007, which is filed with the SEC, and will also be contained in GHQ’s proxy statement when it becomes available.  GHQ’s stockholders may obtain additional information about the direct and indirect interests of the participants in the acquisition, by security holdings or otherwise, by reading GHQ’s proxy statement and other materials to be filed with the SEC when such information becomes available.

Nothing in this communication should be construed as, or is intended to be, a solicitation for or an offer to provide investment advisory services.

GHL ACQUISITION CORP

Moderator: Scott Bok
September 23, 2008
10:00 a.m. ET

Operator:
Good morning.  My name is (Nicole) and I will be your conference operator today.  At this time I would like to welcome everyone to the GHL Acquisition Corporation investor conference call.  All lines have been placed on mute to prevent any background noise.  After the speakers’ remarks there will be a question and answer session.  If you would like to ask a question during this time, simply press star and the number one on your telephone keypad.  If you would like to withdraw your question, press the pound key.  Thank you.

I would now like to turn the call over to Mr. Scott Bok, Chief Executive Officer of GHL Acquisition Corporation. Sir, you may begin your conference.

Scott Bok:
Thank you very much.  And thanks, everybody, who’s been able to call in this morning.  I'm Scott Bok.  I'm the Chairman and Chief Executive of GHL Acquisition.  I'm also the co-Chief Executive of Greenhill & Company.  I'm here with Matt Desch who is the Chief Executive Officer of Iridium.

Before we start I want to just make a couple of quick notes.  One, presentation slides that are complimentary to this conference call and the press release are available on the SEC Web site as part of an 8-K filed by GHL Acquisition Corporate or on the Iridium Web site, which is iridium.com.

Before we begin I want to caution you that this presentation contains forward-looking statements within the meaning of the Securities Act.  As you know, forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from estimated or projected results.  A full set of disclaimers is set out in the presentation slides and transaction press release referenced earlier, and I urge you to read them carefully.

Having gotten that out of the way, I have to tell you we at Greenhill and GHL Acquisition are extremely pleased with the transaction we announced this morning to combine with Iridium, which is you know a really – quite a major company in a very important space in our global economy.  I want to just touch on sort – you know, I'm going to go through a lot of these pages, but there are kind of three points I’d like to leave everybody with, and certainly three points that we think are quite unique as we looked over the last seven months at numerous stock opportunities.  One, this is a very important company, very well established.  It plays a major role in the economy.  It’s got very substantial cash flow.  This is not a deal where you're buying into kind of an immature, a young company hoping for some big kind of turnaround.  This company is already doing very, very well under the leadership of Matt and a great management team.

Secondly, this company is growing very fast.  We were shown lots of deals with our stack of companies that are just really quite mature, don't have much growth left to them.  Obviously that calls for a relatively low acquisition multiple, which really just doesn't work in this (fact) structure.  This company you’ll see is growing fast.

Thirdly, we’re getting it at quite a discounted value.  We’re obviously in markets right now that are incredibly turbulent.  The IPO market’s effectively shut, private equity market very troubled, credit markets very troubled.  And as – I think as a result of all those things and as a result of the company wanting to do a transaction that would solve their issues for several years going forward, we have just what we think’s a very attractive value for our shareholders.

If you turn to page seven of the- of the presentation, I want to start with really what are the merits of this transaction.  As I said, this is a very high quality business.  It’s one of really only two major players in the sector with (Inmarsat) being the other one.  Secondly, it’s really the only provider with a truly global service.  And I mean airwaves, shipping lanes, polar regions.  It covers absolutely everywhere.  It has the U.S. Department of Defense as a long-term anchor customer that continues to grow.  It’s got valuable spectrum holdings.  Its satellite operations are outsourced to Boeing, so obviously they have the highest quality right there.  It’s also a company of really substantial scale.  If you look at its operational EBITDA for the first half of 2008 and annualize it, it’s $107 million.  And on top of that, it’s growing very rapidly.  They have five quite distinct subscriber verticals, all of which are growing.  And the EBITDA in the first half was up 55 percent versus the prior year.

As I alluded to earlier, we think this is a very attractive valuation.  If you factor in a fully distributed valuation for all the sponsor promote and the warrants and everything else that are part of the structure, we will own this company at seven and a half times trailing operational EBITDA based on simply annualizing the first half results.  (Inmarsat) by way of comparison trades at almost exactly two times that level, 14.8 times annualized first half '08 EBITDA.  And we think on top of this great value and the substantial cash flow and growth we have right now, there’s a lot of valuation enhancement potential going forward.  In part because of new products and applications, in part because the industry’s simply growing very fast.  And also in large part because Iridium believes that this transaction itself, with a new public currency and a higher profile, will be a very strong signal to their customers and other relationships that will help them grow.  In that respect, frankly, I would say it’s not different from the Greenhill IPO of four and a half years ago where we did it largely because we felt it would raise our profile and bring more business our way.

On page eight we talk about the strong and impressive growth trajectory this company has had.  In terms of subscribers, over the last five years it’s grown at a 32-percent rate.  If you look at the first half of this year it’s actually higher than that, 38 percent.  That is translated neatly into rapid growth and revenue, up 31 percent compound whether you look at the last five years or whether you look at the first half of this year versus prior year.  The EBITDA is also growing.  This is not some story where there’s a lot of growth but not – hasn't quite you know made it in terms of generating cash flow yet.  This company has been EBITDA positive since 2004.  And as I mentioned earlier, the EBITDA has grown at 55 percent in the first half of this year.

I’d note on this page the five verticals. As I said, they're quite distinct and very important parts of global commerce. There’s maritime, aviation,

government, land and mobile, which is the handset probably people are familiar with, and last is machine to machine, which Matt will talk about a little more later.

On page nine we talk about a number of structural enhancements.  We believe we have a great company here at a great valuation.  But we went further than that in thinking about how can we really modify this back structure to make this deal as compelling as possible.  First of all, there’s minimal cash being paid to Iridium shareholders.  These people want to maintain significant ownership because they believe in the company.  What they want is the company to be debt – to have the ability to be debt free, to have a positive cash balance, and to be able to fund its future growth.

Secondly, we’ve added to the structure a tender offer to buy up to 30 percent of GHQ shares at a premium, $10.50 a share, which will close shortly after the completion of the merger.  Now, we view that as kind of a large version of a green shoe in an IPO where we’re going to be able to be in the market buying up shares and providing more liquidity to the market.

Thirdly, there’s step up in tax basis given the structure that the company had.  We’re paying, as you’ll see later, a small amount of that, but it will create a substantial tax shield and savings for the company going forward.

Now, the warrant proceeds.  There’s a lot of talk in (SPACs) about the warrants and the overhang and – you know, does that really make sense.  We believe this is the first (SPAC) deal certainly that we’ve seen where there is a really compelling need and use for the warrant proceeds.  And as it turns out, they will likely end up getting exercised right around the time that the company is starting to spend more capital for its next generation of satellites.  So we view that as kind of future equity offerings already in place.

Next we substantially reduced the economics to the GHQ sponsor, Greenhill.  Both the sponsor shares and the warrants were reduced to try to make this deal – frankly it’s kind of a bargain with the company that we wanted an attractive price and in exchange we were willing to give up some of our economics as well.

The last thing I want to mention, the Greenhill & Company, the public investment bank, is going to invest an additional $22.9 million in Iridium in a separate transaction prior to closing.  Now, the reason for this is that some of Iridium shareholders were very anxious to get some modest degree of liquidity to deal with tax obligations that are developing from the fact that the company is an LLC and is suddenly turning really quite profitable in generating tax obligations for them.  We were then faced with a choice at Greenhill whether we want to go out and try to attract private equity, bring in a partner, try to do a three-way deal, or did we want to let this transaction opportunity pass.

What we decided to do is for the first time in Greenhill’s history we decided to make a merchant banking investment outside of our merchant banking funds and inject 22.9 million.  And that number comes from the fact that we didn't want – we can’t have a material interest in the company.  So we drew the line at just under five percent and told the shareholders that we – to facilitate the transaction, Greenhill & Company would make that investment.

Now, page 10 explains what’s in it for Iridium.  Obviously we think we’re getting a fabulous company with a very attractive history and really remarkable financial results even through the current difficult economic times.  What they get is a unique sponsor.  They believe that the sponsorship of Greenhill will enhance the appeal to their customers and prospective customers.  They believe they're getting Greenhill’s telecom expertise and advice, and we do have some good history of investing in telecom.  We also have a good investing history generally, and we’ve transitioned a number of companies from private ownership to public company stewardship, and that’s gone very well.

Secondly, they get an efficient and accelerated approach to entering the public markets.  You know, they're interested in having that currency and having that profile.  And if you think of the alternative of filing for an IPO and wondering what markets will be like some months from now when you finally get ready to come to market, this alternative looks much lower risk.

And finally there’s a real alignment of interest.  You may recall that Greenhill and its staff invested $20 million in GHQ at the time it went public last February.  By $22.9 million more in, we’ll have a very substantial interest alongside management and the existing shareholders.

Now, the next page talks briefly about Global Signal, which was a company that Greenhill – one of Greenhill’s merchant banking funds first invested in when it was called Pinnacle.  It later went through bankruptcy, became Global Signal.  It later was sold to Crown Capital.  In the end Greenhill’s fund made more than eight times its money on that investment.  And we really look at that transaction as very much a close parallel to Iridium.  At the time – and it’s kind of simple in retrospect to look at, because (inaudible) companies are viewed so favorably now – but in 2002 we looked at a company with strong subscriber growth, just like Iridium, new applications, just like Iridium, a superior product, just like Iridium, a very impaired set of competitors.  In that case it was over leveraged competitors.  And in this case it’s the network issues that some of the other competitors have and the fact that no one else is really a fully global satellite company.

In that case we saw great barriers to entry with the zoning and other approvals to build new towers.  And in this case we see far higher barriers to entry.  It’s very hard to acquire spectrum, it’s incredibly expensive to build and launch 66 satellites.

Finally, the one thing we have here that we didn't have with Global Signal is that we have a competitor to look at with (Inmarsat) trading at essentially two times the EBITDA multiple that we’re buying into this company at.

And, lastly, just in connection with Global Signal, (Bob Niehaus), my partner at GHQ and at Greenhill, who was the vice chairman of Global Signal throughout that time when we made that money, is going to become non-executive chairman of Iridium working with Matt, who will continue as CEO.

On the next page we just show something we showed on our road show seven months ago.  These are eight companies that were private investments, or in the case of Greenhill obviously we started it ourselves, that had been transitioned to public ownership for – you know, for – over time, over the course of our investing history.  And you can see it’s really been quite a remarkable history in almost all these.  We pride ourselves on not – the classic private equity investor who takes a lot of money out at the peak of the market and public shareholders don't do so well.  As you can see with our companies, they've done well in a very sustained way.

On page 13 and 14 we have a little bit more detail on the transaction.  There’s 100 million of cash in the deal, essentially 22.9 million is the upfront Greenhill investment.  There’s another 77 million that will come from GHQ’s cash balance.  The rest of the deal’s essentially cash – essentially shares.  Three hundred sixty million of GHQ shares will be issued to Iridium shareholders.  There are a couple of small amounts.  There’s a potential for a $15 million tax distribution that will come out of the company, and we’re going to make a payment in 90 days after closing for a relatively small portion of what we think the value of the tax basis step-up is.

In terms of the board of directors, we’re going to continue with five current Iridium directors plus Matt, the CEO.  Myself and (Bob Niehaus) will join the board and two of our GHQ existing outside directors are going to join the board.  And, again, I want to highlight here just the quality of everything about this company.  Following is the (data and the operator) of the satellite.  We looked at their board of directors.  You have a former Navy admiral, you have a number two at the CIA, some very high quality people who we’re going to be very pleased to continue working with.

Lastly on that page we talk about the approvals. Obviously we need approval by our shareholders. There’s a hard stop process and there’s an FCC process we will have to go through as well.

On page 14, a little more in the way of details.  We are extending the lockup on GHQ securities so that Greenhill and the existing Iridium shareholders will not be able to sell for a year except that in the second six months of that year we could do an underwritten secondary offering.  What we wanted to protect against was shares being dribbled on the market after six months.

In terms of the sponsorship promote or the securities that Greenhill got as compensation for launching this (SPAC) and finding the transaction.  Most (SPACs) have a 20 percent promote.  We came to market with an IPO at 17.5.  And we are now reducing that to 15.  On top of that, we are forfeiting all 8.37 million founder warrants that we hold.  The ones being held by our directors – or outside directors will still be held.

Secondly, we’re – or thirdly we’re forfeiting two million of our private (inaudible) warrants.  So we will retain six.  So we really made quite a substantial move.  And, again, as I said it’s kind of a quid pro quo as part of the reason we got what we think’s a very attractive offer.

I'm going to say one last thing on the tender offer idea.  I think as everybody knows, in (SPACs) up to 30 percent of people can vote no and give their shares back.  Obviously we don't expect that to be the case here.  So we – what we’ve said was we will take that amount of money and we – which is $120 million roughly – and we will use that to the extent it’s not used to buy out no voters.  It will be used for a tender offer at a small premium, $10.50, to close right after the transaction.

On page 15 are some of the details of the – of the numbers.  You can see there on a fully distributed post combination valuation, in about the middle of the page, that our shareholders would own this at 7.5 times EBITDA.  You see (Inmarsat) next to it where it rates.  And interestingly, on the bottom half of the page you'll see a number of comparisons with (Inmarsat).  This company is growing dramatically faster, 38 percent versus 1.6 percent in total subscribers.  Its revenue is growing dramatically faster, its EBITDA is growing dramatically faster.  It will be a company with a net – no-net debt and actually some positive cash versus leverage on (Inmarsat) and it’ll obviously continue to be the only company with truly global coverage.

Now I want to introduce Matt.  He’ll say more about himself and his experience.  But he’s got 28 years of telecom experience, he’s led Iridium for two years.  One of the things that really attracted us to this company is that it really has a very blue chip management team that we think is more than ready to be a public company.  Go ahead, Matt.

Matt Desch:
Well, thanks, Scott.  And good morning, everyone.  And first of all before I start to give you an overview of Iridium, I wanted to start by just saying how excited we are at Iridium with this combination.  You know, this is the consummation in our mind of about 10 to 11 months of a process in which we went out to recapitalize our company and prepare ourselves for our next generation system.  We looked at a lot of opportunities, and it became clear about four to five months ago as we became introduced to the (SPAC) opportunity really, which wasn’t well known to us or many really still I think in this industry, that that was – it was a great opportunity for us.  And as we looked at the (SPAC) environment, we really wanted to work with the best.  And I think that’s what we’ve done here with Greenhill.  You know we’ve been using the term sponsored IPO because that’s really what it feels like to us.  We’re using – we’re working with a great business partner in Greenhill, with people of the quality of Scott and Bob who can work with us, who’ve done the work really that would otherwise be very distracting in terms of a typical private equity IPO raise and sort of did that work for us.  And now we can really focus on the business with the cash necessary to continue our great growth.

So the other thing I’d like to start out – before we also get into it is recognize a little bit of history for those of you.  Many of you probably recognize the name Iridium, at least those of you who haven’t been associated with us before, probably still know our name because we were actually formed in the ‘90s, in the mid ‘90s by Motorola who created the company really as a – as a consumer oriented cell phone device that would work anywhere in the world, which was frankly the network that they built, which I’ll talk about in a second, was a technical marvel, but the business plan as everyone now recognizes wasn’t.  You know, competing with cell phones, by the time that the cell phones had gotten to where they got to, was not a good business.  They had a bankruptcy in the late ‘90s.  The current investors who own the company and who are going to be part of this bought the company out of bankruptcy for a fraction and really re-started the company with a completely new business model and approach that had been very effective, as you can see.  So this isn’t a quick turnaround.  In fact, we’ve been very, very consistent. And you'll see in our growth here that we’ve had a long history of success here.

So let me talk about the network.  And that is really one of the powers of Iridium.  Iridium is the world’s largest and most sophisticated commercial satellite network with 66 satellites orbiting and, as Scott said, covering every part of the planet, including the poles, the regions.  We have numerous in-orbit spares.  So we have a very healthy and robust network that will operate well into the next six, seven, eight years.  It is a very powerful network in that all the satellites are interconnected to each other, which means we don't depend upon ground infrastructure.  We can bring any call, a voice call or a data call, from any place on the planet to any other place on the planet very, very cost effectively.  We have single devices world-wide.  We really cover where cell phones don't cover is really our business model right now.  Despite the ubiquity of cell phone coverage, really 80 percent of the planet isn’t covered.  And that includes the skies, the oceans, polar regions, and any kind of terrain no matter where it might be.  And we are a low earth orbiting system operating really only about 500 miles away from the planet.  So very close, which has the kind of capabilities really in some ways that cell phones cover, but without the connections on the ground and the reliance upon terrestrial infrastructure and have a lot of advantages over other systems that operate far ahead from the planet.

So moving on to chart 18.  We are the leader in mobile satellite communications.  Our sector is really called mobile satellite services, or MSS.  There’s also a fixed satellite services company which is – you probably know supplies TV channels and that sort of thing from fixed radio facilities.  We actually are able to provide connections, voice and data connections to anyone on the move.  And in that sector we are the fastest growing full service provider of services.  We have been for a while, we continue to be and expect to be for some time to come.  We do have a highly defensible position with a very unique network, with very little direct competition.  We’ve had strong consistent financial performance.  Industry analysts, as you can see, project the overall MSS market to grow at 15 percent annually through 2015.  And we believe we’ll be able to maintain that kind of growth or achieve that kind of growth rate and we are doing that right now today.  We believe – we are currently generating current – significant cash and we believe we have even greater future cash generation capability in the future.

We have very high value customers.  As you can see, we have evolved to a more industrial and government base with very high-value, low-churning customers.  And we have been investing significantly in the network, even in the existing network today to bring new services to market, which will fuel our growth.

On chart 19, you can see that consistent growth trajectory.  We show, as you can see, subscribers (inaudible) to the first half of the year of 280,000, actually, that number has grown even since that time since the end of the second quarter to over 305,000 to date.  That overall, since 2002, has been a 33 percent (tagger) on subscribers.  And you can see most of that growth has been in the commercial segment, but you can see that the U.S. Government sector at 32,000 subscribers has been really one of the underpinning anchors of our success.

Our revenue has grown over that time of 31 percent and grew at 31 percent even on a large base in the first half of this year.  And our operational EBITDA, our measure of professional performance, has grown significantly, 87 percent (tagger) and 55 percent in the first half of this year.

As a primarily fixed-cost business at this point you know we are at a point right now where a doubling of our revenue has really quadrupled our earnings and that, as you can see going forward, will generate significant earnings and growth in the future.

On chart 20, we talked about our management team.  I have had a long experience in the telecom space – actually, 20 years in wireless specifically – so knowing about this two years at Iridium, but we have a number of other, both a combination of very experienced people in satellites and this space as well as people in the public and management sector.

My CFO, who’s actually with me today here, Eric Morrison, actually was about the third employee on Iridium 16 years ago and knows every financial transaction the company has had, which is obviously a great thing to have at your side.

We bring people who have had a long experience with the company like our head of sales and marketing and product management, and have added to that lots of experience in the government space with General (Campbell), long experience in building satellite systems which we recently added with (Lee Demitry) and with running networks like (John Roddy).  So it’s a great, deep experienced team, which I think, is one of the reasons for our continued success.

On chart 21, our overall position in this market, the market is viewed as about $1.1 billion right now, so you can see, grew from about 600 million to 1.1 billion today.  Commercial terminals are expected to continue to grow about 21 percent with service revenues growing at 15 percent.  We’re growing quite a bit faster than that and have been so for a while.  And we’re the number one provider of (MSS) services to the U.S. Government.

As you can see by market shares, Inmarsat was the primary provider of service traditionally in this (MSS) sector.  We came on the scene in 2000 and 2001 and quickly took market share.  And as you can see, we’ve been the biggest grower and have the second position in this market taken away from Inmarsat primarily and others.

Point two gives a little more information about that.  (Really), Inmarsat is our only true financial comparison though we do compete in some ways with all the players on this sector in different ways.  We all have slightly different networks and approaches and compete on different perspectives.  Our advantage is that we are 100 percent global.  We cover the whole planet.  No one else does and it’s unlikely than anyone else really will in the same way we do provide a full range of services, voice, data, and now high-speed data in this market.

The other competitor we’ve more traditionally competed with, Globalstar, as you probably know, has had serious financial problems because their network has had problems.  We’ve been the primary advantage of that, taking a number of their customers over time and believe that that will continue going forward.

And we also compete with (Orbcom) in the data business, our fast-growing machine-to-machine business.

But really, our primary financial comparison is really Inmarsat and that’s our competitor going forward.  They’ve been around 30 years.  We’ve been around a lot less, but we’re taking share from them considerably.

Chart 23 shows about our positioning.  We are off the charts on global.  You know from say a regional player like Thuraya who more focuses on smaller areas.  From a consumer orientation, while some consumers use our services and certainly you may rent our phone and happen to be (going) on a trip up a mountainside or on a ship, we’re more on the industrial side and very sticky, low-churned, industrial segments.

We’re at the high end of the premium sector despite our systems having cost advantages, we really command a premium (offer) for our services because we work everywhere.

Our business model is quite mature.  It’s developed.  We have a great partnership based around it as I’ll come to show you.  It works well.  We know how to make money.  Our partners know how to make money versus those who want to get in this business potentially with different business models.

And our focus, while we have a very valuable spectrum position that we can use globally worldwide, we don’t spend as much time talking about spectrum because we’re all about making money, growing, just delivering earnings and cash, and so forth, much more operational focus than some who would like to get into this sector.

On the next chart, we describe our – and the critical applications, this is a loose set of, I guess, segments that you can call us working in.  The traditional segment for the mobile satellite sector has been traditionally maritime.  And 37 percent of our traffic does come from international water.  There is no cell phone coverage or any other way to really communicate from a ship, a tanker, or a cruise ship, or whatever might be.  And our subscribers continue to grow in that sector.  We’re primarily it’s us versus Inmarsat providing that service.

We entered the aviation space a couple of years ago and that’s been one of our faster-growing businesses.  As you can see, over 17,000 aircraft, primarily, general aviation and corporate aircraft, but increasingly, we’re being installed on airliners now, particularly now that we have been approved for aviation safety services for airline cockpits.

The government was really our first customer when we started. That has grown now to 32,000 DOD subscribers and I’ll talk a little more about that in a second.

Most people know us from our handset business, our land mobile handset business.  That business continues to grow rapidly, almost 200,000 voice, commercial voice subscribers in all kinds of sectors from disaster, emergency response, and of course, scientific and adventurers, et cetera, use our service.

And then the faster-growing part of our business is what’s often called the (M2M) or machine-to-machine business, using a small data modem, put in all kinds of application to track the location or status or information about a machine or device, a truck, a ship, a plane, et cetera.  That is growing as you can see quite rapidly right now in that sector.

Just a little bit more on the Defense Department because as I said, they were, are our anchor (inaudible).  They remain that.  They have invested in their own private network that operates on the Iridium system.  They’ve put in their own investment and use it as a secure network for their own use.  We’ve had a contract really in place since we started in 2000.  We just signed a new five-year contract in the first quarter of this year which serves all branches of the DOD, plus other partners and other government users in other agencies at a fixed price, bulk access, and continues to grow in terms of usage.

In addition, the government has been a great source of R&D funds for us to use, both for developing new applications for them as well as things that we can use in other commercial applications.

Our business model and how we go to market is described on Page 26.  Basically, you can summarize this as we’re a wholesale provider.  In fact, we moved to a wholesale provider as one of our advantages.  As you can see, over 150 partners, value-added manufacturers, resale service partners and developers make up an eco-system around Iridium.  We supply devices to value-added manufacturers and developers.  We build them into more sophisticated solutions for their customers.  And then those are sold through value-added resellers and service providers up to a large, independent distributor channels to an end customer.

The real value is this is just how scaleable it is you know with less than 200 employees and not the need for many more even as we continue to grow in size, we’re able to support our whole eco-system that makes money around this that works very, very well that is happy with our service, and is excited about providing it to their end customers.

On chart 27, one of the reasons we’re doing this is that we are in the process of building our next generation system, the replacement (costilation) for existing (conselation).  And we plan to launch that system around 2013 to replace our current system, which will operate beyond that, but will be needing replacement about that time.

That system is in a competitive environment right now.  The satellite industry is competing to build it.  The view is that it will be about 2.7 billion but we’ll see when we sign our contracts with a single prime supplier, Lockheed Martin and (Thales Alenia), as you can see, are competing for that business.  And we believe that with this transaction, we really have the cash flow necessary for many years here to complete our plan here.

Our system is going to be backward compatible with current systems, which is going to be making our current partners and customers happy. But it’s going to provide a lot of new capabilities and services, which we’re excited to bring on line when the system goes on line in 2014, 2015.

As I said, with this transaction today, you can see that we believe that this is bringing over $500 million in proceeds.  And with our existing cash flow, and other plans and new business opportunities, we think that we really are financially secure and able to fund Iridium well into, as (Scott) said, time of 2013 or ’14 when our peak financing needs might be a little bit of perhaps (inaudible) at that point (and most).

One of the new opportunities that we see with launching (NEXT) is described on chart 28.  And that is we found that we have an opportunity, really an unprecedented opportunity when we launch (NEXT) because we have 66 satellites being launched that cover every part of the planet.

There’s a lot of interest right now in government and industry agencies in actually sharing a ride into space.  People who already have payloads that they would like to put over the planet to perhaps measure the Earth’s atmosphere for global warming or provide other space observation-type sensors and we’re in a lot of discussions with a number of potential partners who would like to ride into space and use our infrastructure to bring back the data from their payloads to their systems.  It’s a great opportunity.  We’re well underway with lots of different opportunities here.  We think this has a significant opportunity to defray the expenses of (NEXT) as well and provide even additional returns on our network.

So on chart 29, we summarize the financial statements.  As you can see, our growth in subscribers, our growth in revenue, profit.  This is a growth company.  We’re at 305,000 subscribers, actually beyond that now, and growing and still continue to grow.

As we move to chart 30, it describes really about our continued strong growth.  We will continue to grow because we have a superior service offering and a coverage advantage.  We have cost advantages really that our competition can’t meet because of our lower orbit systems and the ability for us to have less expensive antennas, et cetera, than others.

We’re taking advantage of competitors who are having problems.  And we find that our systems are extremely low churn once people get the service.  They stay with it and they stay with it for a long time.

But even beyond our existing growth that we’ve had for the last five years, we have plans to even accelerate that growth in many ways with new products that we’ll be adding, new handsets and lower cost data modems.  Our partnerships with (inaudible) continues to grow each months as people come in with new applications and will build us into new segments.

We’re expanding now into high-speed data for maritime and aviation purposes. And we’re bringing new services to market like a push-to-talk capability and enhancements to the BPS network.

We have a very broad sales coverage today with our partners.  But we’re not still licensed to sell in some very high-growth markets like China, Mexico, Russia, and India.  As we bring those markets on, we’ll even see more growth from those market than we currently see today.

And we are actually, had a very favorable regulatory environment to us in a sense of many mandates are occurring around the world that are encouraging our system to be put onto aircraft like air transport safety, the fishing vessels to ensure compliance and the ships are in the right areas, fish in the right waters.  In terms of terrorism, in terms of tracking ships as they sail into port, and in terms of ensuring driver safety and fuel efficiency, et cetera.  So a number of mandates are actually driving our growth as well.

I think you’re going to continue to see us grow well as we supply a very unique product to and a number of high-value service segments, and with relative fixed costs, these additional revenues will just drop to the bottom line.

So with that, and before your questions, I’ll turn it back over to (Scott) to maybe wrap up.

(Scott):
Yes, and all I just want to reiterate is the kind of the three, key points here.  I think this is obviously a very well established, profitable company and a very important sector of the economy.  Secondly, it’s growing fast.  There’s kind of a secular wind at its back in terms of some broader trends, but they’ve obviously grown much faster than the market here recently, and expect it to continue to do that.  And third, we are getting it, we think, at a quite a discounted value you know even if you put aside the (key) difference with Inmarsat, a company growing at this pace at a seven-and-a-half times EBITDA multiple looks very, very attractive to us.

So with that, I would open it up to any questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star and the number one on your telephone keypad. We will pause for just a moment to compile the Q&A roster.

(Inaudible)

Please hold for your first question.

(Inaudible)

Your first question is from (Chris Quoltey) of (Raymond James).

(Chris Quoltey):	Good morning, gentlemen.

Male:	Hello, (Chris).

(Chris Quoltey):
Just a follow up here on the cash proceeds and long-term cash needs.  It looks like you clear basically 100 million out of the transaction and you talk about you know the peak funding being 300 million down the road.  But can you also quantify having not looked at the indentures, the warrants and potential scale of the proceeds from that.  And is that included in your sort of long-term capital planning?

Male:
Yes.  I mean, essentially you know the company obviously gets (inaudible) with the net positive cash, in other words, negative net debt.  On top of that, it's you know it's given 110 million of cash flow this year, and obviously, there's a you know a degree of growth going forward that one would normally expect.

And then the third element is the warrant proceeds, which are about $323 million of warrant proceeds that would ultimately come into the company as well.  When you add up those three, the cash flow, the starting cash, and the warrant proceeds you know it pretty well covers the needs – well certainly, through 2013-14, and even then, it's a relatively small gap to be filled to build NEXT.

Male:	OK. And I guess for Matt, when you talk about the hosted payloads, those are obviously not part of the 300 million assumption?

Matt Desch:
No, that's correct.  Those are new revenue streams that we expect to get to as we sign on secondary payload customers.  Those customers would basically rent space, if you will, or provide service revenues to us to backhaul their data from their centers or their payloads through service.

And we would be using our communication networks to provide what it's really good at, bring back data to – for their needs.  And those would be above and beyond really all that right now in terms of what we do.

Male:
And can you give us an idea from precedent transactions, I think there was the IP routing and space and a couple of other examples, of what sort of investment you know partners have put into a satellite?

Male:	Well, in terms of secondary payloads?

Male:	Yes.

Male:
Yes, the cost to us for the secondary payload's been around a long time and others have launched their, say, weather monitoring or weather observations you know onto commercial satellites and have provided revenue to the primary commercial satellite provider.

Before those, no one has ever really launched a system with this kind of – these kind of you know …

Male:	Capabilities.

Male:	… temporal – being able to revisit the places on a planet as much it is, being so close to the planet you know where every part of planet.

So we have seen a lot of interest fully right now and a number of partners who want to do that.  The primary one that we've been talking about – the more public one that we can talk about, reserve observation, and there are a number of agencies which would like to do a better job of monitoring the planet, particularly with global warming, et cetera, and that's one of the many opportunities that we're working right now.

You can think of them broadly as sensors.  Often that you know could be attached to our communication satellite and perform a completely independent function of generating data that comes over our data network to the customer.

And we will generate new revenue streams for those secondary payloads.

Male:	And do you anticipate any problems in terms of the timing of your build schedule with the customer's ability to you know fully fund their efforts?

Male:	There's also – what we're trying to do is we're building the system with our technical partners in such a way, that we can bring on people at any time in the next few years.

Obviously, it's up to the payload that doesn't meet our satellite primary requirements, it won't be a good fit for it.  But there's a lot of different customers and opportunities that fit extremely well, and we think that we can – if we sign them up over say, the next two years or so, it will be plenty of time to put them on our satellite for launch and we'll start launching them in 2013.

Male:
OK And one more question, if I may.  I guess in was nice on,  I think it was slide number 24, to see the breadth of the company's vertical markets beyond, I guess, what everybody would assume, the reliance on mobile handsets.

That said you know Inmarsat is talking about coming into the market in a much more aggressive way, at least on handset pricing, next year, and can you tell us how you anticipate that to effect your business either in pricing or profitability, and how that's embedded into your expectations on a go-forward basis?

Male:
Well, we've competed from a handset basis with – in the case of Globalstar and (Pariah), other mobile handsets that were regional players that didn't have the coverage that we had and we have competed very well on them.

And as you can see from our revenue growth over the years, even as their networks were healthy, really positioned extremely well against them because we have a superior product.  You know we have a product that works everywhere on the planet.

It works reliably at any look angle, et cetera.  It doesn’t work differently in northern regions or as it does in southern regions, and has very low latency or delay in terms of its call quality in talking.

So we've never had an issue. Inmarsat has talked about bringing a mobile product to the market at a low price for a long time. We think it's going to be an inferior product to ours.

We think they're going to have to price it lower to compete against us, but we have a very resilient business structure with our handset business.  We have new products coming in that sector, and we think we're going to be able to compete extremely well with them, no matter when they come.

So, no, we don't see that as a real issue in long-term in terms of our continued growth.

Male:
OK.  You mentioned Globalstar, and actually I don't know I have complete data here, but if I look back prior to the announcement of the problems they're having with their satellites, there seems to have been a period for a year or two where they were growing at a faster rate in terms of subscribers than you, if we back out all the data subscribers for both companies.

And can you give us a sense of why you think that might have taken place. Is that simply just a pricing issue, or were there other things that allowed them to go at a faster rate?

Male:
At the time, Globalstar was trying to compete really almost more with cell phones by supplying a very, very low cost handset.  They did sell a lot of handsets, I don't think they generated the kind of profits that we've made and nor have every really generated that kind of profit from their growth.

We sort of chose the high-end premium, long-term success plan and have reaped the benefits of that, actually consistent strategy of the market, focusing more on industrial high-end segments that have you know longer, less turn and aren't as fickle to consumer behavior perhaps, as what they address their market to be.

So you know they might have sold more devices at one point, but didn't generate as much profit. The same thing could be said for example, of (Worldcom), which is in the same business.

The machine business, as you know, they grow a lot faster and have more subscribers, but their (ARPU) is considerably lower than ours, and ours are higher because we have a network that works more places, has lower latency, has two-way reliably at every speed.  So that's one of the reasons why we end up winning.

Male:	Next question?

Operator:	Your next question is from (Tim Lean) at (FASO).

(Tim Lean):
Yes, I'd like you to drill down a little bit more on valuation.  Why is this deal coming at such a large discount to where your competitor (inaudible) is?  And if you can talk about you know other costs and how you arrived at the valuation.

Male:
Yes, let me start with that and maybe Scott, you can say.  Of course, these have been very turbulent times.  We have never been valued really, in the last seven years, and so there wasn't exactly a view of a price that we could set against ourselves.

We knew we had significant capital requirements since we started raising money; we were actually looking for less capital than this in some ways, and realized that that would only achieve part of our goals.

When we settled on this structure, we thought you know given the times that this was a fair price, and in fact, it looked to us, at least to our investors who are keeping a lot of their investment in the company, as a starting price for the stock.

The stock will start at this value when it goes public, but we really have a strong belief in our high growth and our ability to make up the difference in any kind of comparables and believe that there's a lot of value appreciation here.

So, from the point of view of – from Iridium and Iridium shareholders, we just saw this as the starting point for our future value appreciation. So …

Male:	And I think you know what – I would – I think those are the key points. I mean if you think about trying to do an IPO in a difficult market you know the IPO discount is always larger.

And yet, what underwriter will always tell you is, well, if you're not selling a lot of the company – if you're keeping you know a large stake in it, you should go ahead and do it for all the benefits of adding of the public currency and then why be outside from there.

And I think it will probably be a very different situation, probably wouldn't have gotten a deal if the shareholders were looking to sell out.  I mean that would have been a different kind of transaction and they could have gone to strategic buyers.

They could have gone to private equity and so on, but they wanted to stay in.  What they really wanted was some capital and a public currency and a sponsorship and association that they felt would help them in these kind of early days of the public company.

And I think you know on the comparable – the last part of your question, I mean unfortunately, there's really only one financial comparable and I mean real scale in profitability and that's being Inmarsat

You know beyond that, what we at GHL and Greenhill looked at was really just companies with this kind of growth trajectory, and you know sustained 30 plus percent growth on the top line and on the bottom line, over the last five years.

And you know we think this kind of multiple is very, very attractive for that kind of company, whatever industry it's in.

(Tim Lean):	OK. What is the run rate CAPEX for Iridium?

Male:	Ongoing run rate CAPEX is in the $10 to $20 million range and has been pretty consistently and probably will be for a long time. Obviously, net capital expenses are above and beyond that.

And those – we haven't really experienced too much of that.  We'll start really the CAPEX spending in a more significant way next year, and it ramps up to probably a peak in about 2013 or so that we expect the most amount of that CAPEX spending to build the next generation network would be.

Male:
It's pretty much a fixed cost company.  I mean they've got to spend all the money to build one of these satellite constellations and essentially, that is the cost for you know for the life of that constellation.

(Tim Lean):	OK, so at the peak of your CAPEX spend, that'll be 2.7 billion?

Male:
No, the total combined spend is $2.7 billion, over about ten years.  You know if you started say, last year and going about ten years to about 2016 or so, the total cost that we believe the whole spend on both the satellite, the ground, rocket launches, everything is 2.7 billion.

(Tim Lean):	OK, so that's – in 2013, what would be your peak CAPEX?

Male:	I mean (Eric), do you know about what that is? It's a few hundred million …

(Eric):	It's a few hundred million dollars that have peaked.

(Tim Lean):	OK. So what's the average life of your SELEX now?

Male:
Well, our satellites were launched in about 1998, so they've obviously all been performing very well for over ten years with a bunch of spares in orbit.  We think that the current network will operate at 100 percent quality for about 15 to 16 years.

And then it will degrade so much over the next couple of years, still performing at a pretty good level of service, out until about, oh, 2016, 17, 18 timeframe, which is why you know we're looking to build the next generation satellite and launch them in 2013, because that will replace these.

These new satellites will again be expected to operate about 15 years as well in the same kind of manner as these have.

Operator:	Your next question is from David Cohen of Athena Capital Management.

David Cohen:
Good morning.  Two questions for you, first of all just a minor point with regard to what you just said about the 15 to 16 year top quality life of the network, what is the accounting life of those assets?

Male:	For tax purposes it's seven years and for book purposes we depreciated them over the life of the constellation, the current life of the constellation being 2014 so straight line through 2014.

David Cohen:
OK, great.  Thank you.  And then more substantively, and you alluded to this only briefly in the presentation, we're obviously in an economic environment which is potentially a lot more difficult than anything that you've experienced since the restart of the company.

And I'm wondering as a sort of high end service, which presumably is not cheap, how you plan – whether you plan to change your value proposition in terms of how you sell to your customers?  Whether you view each of the different verticals as having very different value propositions, so how do you expect to weather this downturn if it's protracted?

Male:
Well really our service has been not very dependent upon the economic cycles.  We've been through a number of them over the years.  This one's particularly bad and we're having record sales and service activation.  In fact I think May and June were all time records for us and we continue to really perform strongly despite the current economic markets.

And the reason really is we're not a consumer business.  We don't position ourselves as that so consumers use us.  We're not a luxury purchase.  We really are an industrial tool that's used in a lot of those segments.  It's important for people to make money.  In many ways it's the only tool that they have that works in the place that has very little replacements that could work instead of it in the places that it operates.

So really the people who use our service, including you know government, defense departments, et cetera, aren't really economic buyers for you know dependent upon using our service in that kind of environment.  And we've stayed away from sort of the cellular market et cetera, the consumer market that would be that type of basis.

So I think that's what you were asking, wasn't it?  You said our expenses – actually our, many of our solutions are a lot less expensive than competitive offerings, but our handsets have been the same price since they came out really because we can.

We've grown at this level because we can, not because of the cost of our underlying device which is actually – continued to reduce in cost and delivers more and more margins each year because our devices have become less and less expensive.

You know we have considerable pricing flexibility if we need to to either meet competition or you know other competitive and market reasons, but haven't really needed to.  We're going to continue to provide new products.  We can provide much more lower cost devices in the future that'll even give us more pricing flexibility and support and so that's why we're – we do well in these kind of markets.

Operator:	Your next question is from Mickey Schleien of Ladenburg.

Mickey Schleien:
Good morning gentlemen.  I wanted to get a sense of where your ARPUs are for these different segments that you're selling to and what sort of trends have you built into your outlook with respect to ARPUs?

Male:
Well our ARPUs, we are a wholesale provider of service and so our ARPUs, say, I'll just give you some general ones.  In the (inaudible) business we're in the mid to upper 50s you know somewhere between $55 to $57 say per subscriber.  That has been very consistent for quite a while; hasn't really varied that dramatically over time.

On the data business, on the machine business, our ARPUs have been in the high teens, low twenties compared to say competitors who are in the single digits.  You know really, again, because of our high quality data service and again, that's the wholesale price.

There are others who add some price along the chain as they provide that to the end customer, but we really have provided consistent pricing globally.  That's one of the advantages of our system is that it's a very simple value equation for our customers to understand and use and as I said, our churn rates are quite low.

I mean we really – it's hard to compute churn as a wholesale provider because a person churns from one service provider to the other service provider and it's really hard to call churn.  Our actual churn is probably at the one percent level or so overall.

Mickey Schleien:	And do your long-term business models then assume these ARPUs remain at these levels or do you expect some decrease over time?

Male:	We actually have done I would say fairly conservative business models as Scott knows, we've forecast our cash flows in the future.

We've actually been fairly aggressive at planning for future competition, for new products with lower prices, for the ability to have lower margins and believe that we will continue to grow our earnings and revenues on lower

ARPUs and both in the voice and data business as we get into lower level applications and into lower, more price sensitive segments.

So our actually planning going forward sort of assumes actually some price reductions on devices, on ARPU and other aspects of our business.

Operator:	Ladies and gentlemen, we have reached the allotted time for questions. I would now like to turn the call back over to Mr. Scott Bok.

Scott Bok:	OK, I just want to say thank you to everybody for listening in. We are happy to try to accommodate you know individual phone calls or meetings to the extent we can. So again, thank you for your time.

Male:	Thank you everybody.

Operator:	Thank you. This concludes today's conference. You may now disconnect.

END